Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the 8th day of November, 2010

AMONG:

China Aluminum, Inc., a Nevada corporation, of Building No.35, No.1 Cui Zhu Street, High-tech Development Area, Zhengzhou City, Henan Province, China

 (“Pubco”)

AND:

LUCKY EXPRESS (CHINA) LTD., a Hong Kong corporation, 13/F., Shum Tower, 268 Des Voeux Road Central, Hong Kong

(“Priveco”)

AND:

THE UNDERSIGNED SHAREHOLDERS OF PRIVECO AS LISTED ON SCHEDULE 1 ATTACHED HERETO

(the “Selling Shareholders”)

WHEREAS:

A. The Selling Shareholders are the registered and beneficial owners of all of the issued and outstanding common shares in the capital of Priveco;

B. Priveco is the sole owner of all share capital of Zhengzhou Shentong Investment Consulting Co., Ltd. (“Shentong”), and Shentong has a series of contracts, which as a whole make up a variable interest entity relationship with Zhengzhou Shensheng Aluminum Foil Co., Ltd.  (“Shensheng”);

C. Pubco has agreed to issue 10,000,000 common shares in the capital of Pubco as of the Closing Date, as defined herein, to the Selling Shareholders as consideration for the purchase by Pubco of all of the issued and outstanding common shares of Priveco held by the Selling Shareholders; and

D. Upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders have agreed to sell all of the issued and outstanding common shares of Priveco held by the Selling Shareholders to Pubco in exchange for common shares of Pubco.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1.	DEFINITIONS

1.1 Definitions.  The following terms have the following meanings in this Agreement, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached or referred hereto, and all amendments and supplements, if any, hereto;

(b)
“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)
“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6 hereof following the satisfaction or waiver by Pubco and Priveco of the conditions precedent set out in Sections 5.1 and 5.2 hereof, respectively, provided that such date shall be no later than six (6) weeks after delivery of the Priveco Financial Statements to be delivered under Section 5.1(h) hereof;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(e)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;

(f)	“FINRA” means the Financial Industry Regulatory Authority;

(g)	“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods;

(h)
“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(i)
“Priveco Shares” shall mean the 1,000,000 common shares of Priveco held by the Selling Shareholders, being the issued and outstanding common shares of Priveco beneficially held, either directly or indirectly, by the Selling Shareholders;

(j)	“Pubco Shares” shall mean the 10,000,000 fully paid and non-assessable common shares of Pubco, to be issued to the Selling Shareholders by Pubco on the Closing Date;

(k)	“SEC” shall mean the United States Securities and Exchange Commission;

(l)	“Securities Act” shall mean the United States Securities Act of 1933, as amended;

(m)
“Taxes” shall mean all international, federal, state, provincial and local income taxes, capital gains taxes, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duties), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments; and

(n)	“Transaction” shall mean the purchase of the Priveco Shares by Pubco from the Selling Shareholders in consideration for the issuance of the Pubco Shares.

1.2 Schedules.  The following schedules are attached to and form part of this Agreement:

Schedule 1	–	Selling Shareholders
Schedule 2	–	Certificate of Non-U.S. Shareholder
Schedule 3	–	Directors and Officers of Priveco
Schedule 4	–	Directors and Officers of Pubco
Schedule 5	–	Material Agreements

1.3 Currency.  All references to currency in this Agreement are to United States Dollars, unless expressly stated otherwise.

2.	OFFER, PURCHASE AND SALE OF SHARES

2.1 Offer, Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, the Selling Shareholders hereby covenant and agree to sell, assign and transfer to Pubco, and Pubco hereby covenants and agrees to purchase from the Selling Shareholders, all of the Priveco Shares held by the Selling Shareholders.

2.2 Consideration.  As consideration for the sale of the Priveco Shares by the Selling Shareholders to Pubco, Pubco shall allot and issue the Pubco Shares to the Selling Shareholders, or their designees, in the amount set out in Schedule 1 hereto on the basis of 10 Pubco Shares for each Priveco Share held by the Selling Shareholders.  The Selling Shareholders acknowledge and agree that the Pubco Shares are being issued pursuant to an exemption from the prospectus and registration requirements of the Securities Act.  As required by applicable securities laws, the Selling Shareholders agree to abide by all applicable resale restrictions and hold periods imposed by all applicable securities laws.  All certificates representing the Pubco Shares issued on Closing will be endorsed with the following legend pursuant to the Securities Act in order to reflect the fact that the Pubco Shares will be issued to the Selling Shareholders pursuant to an exemption from the registration requirements of the Securities Act:

 “THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

2.3 Share Exchange Procedure.  The Selling Shareholders may exchange their certificate representing the Priveco Shares by delivering such certificate to Pubco duly executed and endorsed in blank (or accompanied by a duly executed stock power endorsed in blank), in proper form for transfer, signature guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the Pubco transfer agent to issue certificates for the Pubco Shares to the Selling Shareholders, together with a Certificate of Non-U.S. Shareholder (the “Regulation S Certificate”), a copy of which is attached as Schedule 2 hereto.

2.4 Fractional Shares.  Notwithstanding any other provision of this Agreement, no certificate for fractional Pubco Shares will be issued in the Transaction.  In lieu of any such fractional shares, if the Selling Shareholders would otherwise be entitled to receive a fraction of a share of the Pubco Shares upon surrender of the certificate representing the Priveco Shares for exchange pursuant to this Agreement, the Selling Shareholders will be entitled to have such fraction rounded up to the nearest whole number of Pubco Shares and will receive from Pubco a stock certificate representing same.

2.5 Closing Date.  The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

2.6 Restricted Shares.  The Selling Shareholders acknowledge that the Pubco Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with all applicable securities laws.

3.	REPRESENTATIONS AND WARRANTIES OF PRIVECO

As of the Closing, Priveco and the Selling Shareholders, jointly and severally, represent and warrant to Pubco, and acknowledge that Pubco is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Pubco, as follows:

3.1 Organization and Good Standing.  Priveco is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong and has the requisite corporate power and authority to own, lease and carry on its business as now being conducted.  Priveco is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Priveco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Priveco taken as a whole.

3.2 Authority.  Priveco has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Priveco Documents”) to be signed by Priveco and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the Priveco Documents by Priveco and the consummation of the transactions contemplated hereby have been duly authorized by Priveco’s board of directors.  No other corporate or shareholder proceeding on the part of Priveco is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This Agreement has been, and the other Priveco Documents when executed and delivered by Priveco as contemplated by this Agreement will be, duly executed and delivered by Priveco and this Agreement is, and the other Priveco Documents when executed and delivered by Priveco as contemplated hereby will be, valid and binding obligations of Priveco enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.3 Capitalization of Priveco.  The entire authorized capital stock and other equity securities of Priveco consist of 1,000,000 common shares (the “Priveco Common Stock”).  As of the date of this Agreement, there are 1,000,000 of Priveco Common Stock issued and outstanding.  All of the issued and outstanding shares of Priveco Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the laws of the Hong Kong and Priveco’s Articles of Incorporation and Bylaws.  There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Priveco to issue any additional shares of Priveco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Priveco any shares of Priveco Common Stock.  There are no agreements purporting to restrict the transfer of the Priveco Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Priveco Common Stock.

3.4 Shareholders of Priveco Common Stock.  As of the Closing Date, Schedule 1 contains a true and complete list of the holders of all issued and outstanding shares of Priveco Common Stock including each holder’s name, address and number of Priveco Shares held.

3.5 Directors and Officers of Priveco.  The duly elected or appointed directors and the duly appointed officers of Priveco are as set out in Schedule 3.

3.6 Corporate Records of Priveco.  The corporate records of Priveco, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute book of Priveco is, in all material respects, correct and contains all records required by all applicable laws, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Priveco.

3.7 Non-Contravention.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)
conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Priveco or any of its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Priveco or any of its subsidiaries, or any of their respective material property or assets;

(b)	violate any provision of the Articles of Incorporation, Bylaws or any other constating documents of Priveco, any of its subsidiaries or any applicable laws; or

(c)
violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Priveco, any of its subsidiaries or any of their respective material property or assets.

3.8 Actions and Proceedings.  To the best knowledge of Priveco, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Priveco or which involves any of the business, or the properties or assets of Priveco that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Priveco taken as a whole (a “Priveco Material Adverse Effect”).  There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Priveco Material Adverse Effect.

3.9 Compliance.

(a)
To the best knowledge of Priveco, Priveco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Priveco;

(b)
To the best knowledge of Priveco, Priveco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Priveco Material Adverse Effect;

(c)
Priveco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement.  All such permits and consents are in full force and effect, and no proceeding for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Priveco, threatened, and none of them will be adversely affected by the consummation of the Transaction; and

(d)
Priveco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  Priveco has not received any notice of any violation thereof, nor is Priveco aware of any valid basis therefore.

3.10 Filings, Consents and Approvals.  No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Priveco of the Transaction contemplated by this Agreement or to enable Pubco to continue to conduct Priveco’s business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.11 Financial Representations.  The consolidated audited balance sheets for Priveco for its last two fiscal years (the “Priveco Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for such fiscal years and interim period then ended (collectively, the “Priveco Financial Statements”) to be supplied on or before the Closing Date:

(a)	are in accordance with the books and records of Priveco;

(b)	present fairly the financial condition of Priveco as of the respective dates indicated and the results of operations for such periods; and

(c)	have been prepared in accordance with GAAP.

Priveco has not received any advice or notification from its independent certified public accountants that Priveco has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Priveco Financial Statements or the books and records of Priveco, any properties, assets, Liabilities, revenues, or expenses.  The books, records, and accounts of Priveco accurately and fairly reflect, in reasonable detail, the assets, and Liabilities of Priveco.  Priveco has not engaged in any transaction, maintained any bank account, or used any funds of Priveco, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Priveco.

3.12 Absence of Undisclosed Liabilities.  Priveco does not have any material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $10,000, which:

(a)	are not set forth in the Priveco Financial Statements or have not heretofore been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Pubco; or

(c)
have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Priveco Financial Statements.

3.13 Tax Matters.

(a)
Priveco is not presently under or has not received notice of, any contemplated investigation or audit by any regulatory or governmental agency or body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(b)
All Taxes required to be withheld by Priveco on or prior to the date hereof  from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(c)
To the best knowledge of Priveco, the Priveco Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to Priveco for the accounting period ended on the Priveco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Priveco Accounting Date or for any profit earned by Priveco on or prior to the Priveco Accounting Date or for which Priveco is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Priveco Financial Statements.

3.14 Absence of Changes.  Since the Priveco Accounting Date, Priveco has not:

(a)
incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or to any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)
created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Priveco or its subsidiaries to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)
made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)
declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)
received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)
other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

3.15 Absence of Certain Changes or Events.  Since the Priveco Accounting Date, there has not been:

(a)	a Priveco Material Adverse Effect; or

(b)	any material change by Priveco in its accounting methods, principles or practices.

3.16 Personal Property.  Priveco possesses, and has good and marketable title to all property necessary for the continued operation of the business of Priveco as presently conducted and as represented to Pubco.  All such property is used in the business of Priveco.  All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Priveco is owned by Priveco free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

3.17 Intellectual Property

(a)
Intellectual Property Assets.  Priveco owns or holds an interest in all intellectual property assets necessary for the operation of the business of Priveco as it is currently conducted (collectively, the “Intellectual Property Assets”), including:

(i)	all functional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, the “Marks”);

(ii)	all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”);

(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”); and

(iv)
all know-how, trade secrets, confidential information, customer lists, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Priveco as licensee or licensor (collectively, the “Trade Secrets”).

(b)	Agreements. To the best knowledge of Priveco, there are no outstanding or threatened disputes or disagreements with respect to any agreements to which Priveco is a party.

(c)
Intellectual Property and Know-How Necessary for the Business.  Priveco is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets.  All former and current employees and contractors of Priveco have executed written contracts, agreements or other undertakings with Priveco that assign all rights to any inventions, improvements, discoveries, or information relating to the business of Priveco.  No employee, director, officer or shareholder of Priveco owns directly or indirectly in whole or in part, any Intellectual Property Asset which Priveco is presently using or which is necessary for the conduct of its business.  To the best knowledge of Priveco, no employee or contractor of Priveco has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Priveco.

(d)
Trade Secrets.  Priveco has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets.  Priveco has good title and an absolute right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and to the best knowledge of Priveco, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of Priveco.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.18 Insurance.  The products sold by and the assets owned by Priveco are insured under various policies of general product liability and other forms of insurance consistent with prudent business practices.  All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by Priveco, or any event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder.  All premiums to date have been paid in full.

3.19 Employees and Consultants.  All employees and consultants of Priveco have been paid all salaries, wages, income and any other sum due and owing to them by Priveco, as at the end of the most recent completed pay period.  Priveco is not aware of any labor conflict with any employees that might reasonably be expected to have a Priveco Material Adverse Effect.  To the best knowledge of Priveco, no employee of Priveco is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with Priveco or any other nature of the business conducted or to be conducted by Priveco.

3.20 Real Property.  Priveco does not own any real property.  Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which Priveco is a party or is bound is legal, valid, binding, enforceable and in full force and effect in all material respects.  All rental and other payments required to be paid by Priveco pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases.  The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date.  Priveco has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.21 Material Contracts and Transactions.  All of the Material Contracts to which Priveco is a party are listed in Schedule 5.  Each contract to which Priveco is a party is in full force and effect, and there exists no material breach or violation of or default by Priveco under any contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any contract by Priveco.  The continuation, validity, and effectiveness of each contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement.  There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification or change to any contract.

3.22 No Brokers.  Priveco has not incurred any independent obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction contemplated by this Agreement.

3.23 Subsidiary Shares.  Priveco is the rightful owner of all of the issued and outstanding share capital of Shentong and such share capital is validly issued and non-assessable.

3.24 Hazardous Materials. To the knowledge of Priveco, neither Priveco, Shentong, nor Shensheng have violated, or received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of "Hazardous Materials." As used herein, the term “Hazardous Materials” means any substance now or hereafter designated pursuant to Section 307(a) and 311 (b)(2)(A) of the Federal Clean Water Act, 33 USC §§ 1317(a), 1321(b)(2)(A), Section 112 of the Federal Clean Air Act, 42 USC § 3412, Section 3001 of the Federal Resource Conservation and Recovery Act, 42 USC § 6921, Section 7 of the Federal Toxic Substances Control Act, 15 USC § 2606, or Section 101(14) and Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §§ 9601(14), 9602.

3.25 Completeness of Disclosure.  No representation or warranty by Priveco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Pubco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF PUBCO

As of the Closing, Pubco represents and warrants to Priveco and the Selling Shareholders and acknowledges that Priveco and the Selling Shareholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Priveco or the Selling Shareholders, as follows:

4.1 Organization and Good Standing.  Pubco is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and carry on its business as now being conducted.  Pubco is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of Pubco.

4.2 Authority.  Pubco has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Pubco Documents”) to be signed by Pubco and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the Pubco Documents by Pubco and the consummation by Pubco of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceeding on the part of Pubco is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This Agreement has been, and the other Pubco Documents when executed and delivered by Pubco as contemplated by this Agreement will be, duly executed and delivered by Pubco and this Agreement is, and the other Pubco Documents when executed and delivered by Pubco, as contemplated hereby will be, valid and binding obligations of Pubco enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3 Capitalization of Pubco.  The entire authorized capital stock and other equity securities of Pubco consist of 100,000,000, shares of common stock with a par value of $0.001 (the “Pubco Common Stock”).  As of the date of this Agreement, there are 100,000 shares of Pubco Common Stock issued and outstanding.  All of the issued and outstanding shares of Pubco Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations.  There are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Pubco to issue any additional shares of Pubco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Pubco any shares of Pubco Common Stock as of the date of this Agreement.  There are no agreements purporting to restrict the transfer of the Pubco Common Stock, no voting agreements, voting trusts or other arrangements restricting or affecting the voting of the Pubco Common Stock.

4.4 Directors and Officers of Pubco.  The duly elected or appointed directors and the duly appointed officers of Pubco are as listed on Schedule 4.

4.5 Corporate Records of Pubco.  The corporate records of Pubco, as required to be maintained by it pursuant to the laws of the State of Nevada, are accurate, complete and current in all material respects, and the minute book of Pubco is, in all material respects, correct and contains all material records required by the law of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Pubco.

4.6 Non-Contravention.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)
conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Pubco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pubco or any of its material property or assets;

(b)	violate any provision of the Articles of Incorporation, Bylaws or any other constating documents of Pubco; or

(c)	violate any order, writ, injunction, decree, statute, rule or regulation of any court or governmental or regulatory authority applicable to Pubco or any of its material property or assets.

4.7 Validity of Pubco Common Stock Issuable upon the Transaction.  The Pubco Shares to be issued to the Selling Shareholders, or their designees, upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.8 Actions and Proceedings.  To the best knowledge of Pubco, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Pubco, threatened against Pubco which involves any of the business, or the properties or assets of Pubco that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Pubco taken as a whole (a “Pubco Material Adverse Effect”).  There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Pubco Material Adverse Effect.

4.9 Compliance.

(a)
To the best knowledge of Pubco, Pubco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Pubco;

(b)
To the best knowledge of Pubco, Pubco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Pubco Material Adverse Effect;

(c)
Pubco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement.  All of such permits and consents are in full force and effect, and no proceeding for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Pubco, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

(d)
Pubco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  Pubco has not received any notice of any violation thereof, nor is Pubco aware of any valid basis therefore.

4.10 Filings, Consents and Approvals.  No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Pubco of the Transaction contemplated by this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

4.11 SEC Filings.  Pubco has furnished or made available to Priveco and the Selling Shareholders a true and complete copy of each report, schedule, registration statement and proxy statement filed by Pubco with the SEC at www.sec.gov (collectively, and as such documents have since the time of their filing been amended, the “Pubco SEC Documents”). As of their respective dates, the Pubco SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Pubco SEC Documents.  The Pubco SEC Documents constitute all of the documents and reports that Pubco was required to file with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder by the SEC.

4.12 Financial Representations.  Included with the Pubco SEC Documents are true, correct, and complete copies of audited balance sheets for Pubco dated as of January 31, 2010 and unaudited balance sheets as of July 31, 2010 (the “Pubco Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year and interim period then ended (collectively, the “Pubco Financial Statements”).  The Pubco Financial Statements:

(a)	are in accordance with the books and records of Pubco;

(b)	present fairly the financial condition of Pubco as of the respective dates indicated and the results of operations for such periods; and

(c)	have been prepared in accordance with GAAP.

Pubco has not received any advice or notification from its independent certified public accountants that Pubco has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Pubco Financial Statements or the books and records of Pubco, any properties, assets, Liabilities, revenues, or expenses.  The books, records, and accounts of Pubco accurately and fairly reflect, in reasonable detail, the assets, and Liabilities of Pubco.  Pubco has not engaged in any transaction, maintained any bank account, or used any funds of Pubco, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Pubco.

4.13 Absence of Undisclosed Liabilities.  Pubco has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)	are not set forth in the Pubco Financial Statements or have not heretofore been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Priveco; or

(c)
have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Pubco Financial Statements.

4.14 Absence of Changes.  Since the Pubco Accounting Date, except as disclosed in the Pubco SEC Documents and except as contemplated in this Agreement, Pubco has not:

(a)
incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)
created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Pubco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)
made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)
declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)
received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $500;

(j)
other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

4.15 Absence of Certain Changes or Events.  Since the Pubco Accounting Date, except as and to the extent disclosed in the Pubco SEC Documents, there has not been:

(a)	a Pubco Material Adverse Effect; or

(b)	any material change by Pubco in its accounting methods, principles or practices.

4.16 Subsidiaries.  Pubco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations, except as disclosed in the Pubco SEC Documents.

4.17 Personal Property.  There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Pubco, except as disclosed in the Pubco SEC Documents.

4.18 Employees and Consultants.  Pubco does not have any employees or consultants, except as disclosed in the Pubco SEC Documents.

4.19 Material Contracts and Transactions.  Other than as expressly contemplated by this Agreement, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Pubco is a party except as disclosed in writing to Priveco or as disclosed in the Pubco SEC Documents.

4.20 No Brokers.  Pubco has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction contemplated by this Agreement.

4.21 Internal Accounting Controls.  Pubco maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Pubco’s certifying officers have evaluated the effectiveness of Pubco’s controls and procedures as of end of the filing period prior to the filing date of Pubco’s Form 10-Q for the period ended July 31, 2010 (such date, the “Evaluation Date”).  Pubco presented in its most recently filed Form 10-Q for the quarter ended July 31, 2010, the conclusions of Pubco’s certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in Pubco’s internal controls or, to Pubco’s knowledge, in other factors that could significantly affect Pubco’s internal controls.

4.22 Application of Takeover Protections.  Pubco and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Pubco’s certificate or Articles of Incorporation (or similar constating documents) or the laws of the State of Nevada that is or could become applicable to Pubco as a result of the transactions under this Agreement or the exercise of any rights pursuant to this Agreement.

4.23 No SEC or FINRA Inquiries.  Neither Pubco nor any of its past or present officers or directors is the subject of any formal or informal inquiry or investigation by the SEC or the FINRA.  Pubco currently do not have any outstanding comment letters or other correspondences from the SEC or the FINRA.

4.24 No Liabilities.  Upon Closing, Pubco shall have no direct, indirect or contingent liabilities outstanding that exceed in the aggregate $10,000.

4.25 Completeness of Disclosure.  No representation or warranty by Pubco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Priveco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5.	.CLOSING CONDITIONS

5.1 Conditions Precedent to Closing by Pubco.  The obligation of Pubco to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6.  The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.  These conditions precedent are for the benefit of Pubco and may be waived by Pubco in its sole discretion.

(a)
Representations and Warranties.  The representations and warranties of Priveco and the Selling Shareholders set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Priveco will have delivered to Pubco a certificate dated as of the Closing Date, to the effect that the representations and warranties made by Priveco in this Agreement are true and correct.

(b)
Performance.  All of the covenants and obligations that Priveco and the Selling Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)
Transaction Documents.  This Agreement, the Priveco Documents, the Priveco Financial Statements and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Pubco, will have been executed and delivered to Pubco.

(d)	Third Party Consents. Pubco will have received duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to Pubco.

(e)	No Material Adverse Change. No Priveco Material Adverse Effect will have occurred since the date of this Agreement.

(f)
No Action.  No suit, action, or proceeding will be pending or threatened against Priveco or the Selling Shareholders before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(g)	Outstanding Shares. Priveco will have no more than 1,000,000 shares of Priveco Common Stock issued and outstanding on the Closing Date.

(h)
Delivery of Financial Statements. Priveco will have delivered to Pubco the Priveco Financial Statements, which financial statements will include audited financial statements for Priveco’s two most recent fiscal years, prepared in accordance with GAAP and audited by an independent auditor registered with the Public Company Accounting Oversight Board in the United States.

(i)	Due Diligence Review of Financial Statements. Pubco will be reasonably satisfied with its due diligence investigation and review of the Priveco Financial Statements.

(j)
Due Diligence Generally.  Pubco will be reasonably satisfied with its due diligence investigation of Priveco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	materials, documents and information in the possession and control of Priveco and the Selling Shareholders which are reasonably germane to the Transaction;

(ii)	a physical inspection of the assets of Priveco by Pubco or its representatives

(iii)	a review by Pubco of all Material Agreements entered into by Priveco; and

(iv)	title to the material assets of Priveco.

(k)
Compliance with Securities Laws.  Pubco will have received evidence satisfactory to Pubco that the Pubco Shares issuable in the Transaction will be issuable without registration pursuant to the Securities Act in reliance on a safe harbor from the registration requirements of the Securities Act provided by Regulation S.

5.2 Conditions Precedent to Closing by Priveco.  The obligation of Priveco and the Selling Shareholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6.  The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing.  These conditions precedent are for the benefit of Priveco and the Selling Shareholders and may be waived by Priveco and the Selling Shareholders in their discretion.

(a)
Representations and Warranties.  The representations and warranties of Pubco set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Pubco will have delivered to Priveco a certificate dated the Closing Date, to the effect that the representations and warranties made by Pubco in this Agreement are true and correct.

(b)
Performance.  All of the covenants and obligations that Pubco is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)
Transaction Documents.  This Agreement, the Pubco Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Priveco, will have been executed and delivered by Pubco.

(d)
Third Party Consents.  Priveco and the Selling Shareholders will have received from Pubco duly executed copies of all third-party consents, permits, authorisations and approvals of any public, regulatory or governmental body or authority or person or entity contemplated by this Agreement, in form and substance reasonably satisfactory to Priveco and the Selling Shareholders.

(e)	No Material Adverse Change. No Pubco Material Adverse Effect will have occurred since the date of this Agreement.

(f)
No Action.  No suit, action, or proceeding will be pending or threatened against Pubco before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(g)
Outstanding Shares.  On the Closing Date, Pubco will have no more than 100,000 shares of Pubco Common Stock issued and outstanding after giving effect to issuance of the Pubco Shares and the share cancellations described herein.

(h)	Public Market. On the Closing Date, Pubco’s Common Stock will be quoted on the OTC Bulletin Board.

(i)
Due Diligence Review of Financial Statements.  Priveco and the Selling Shareholders will be reasonably satisfied with their due diligence investigation and review of the Pubco Financial Statements and the Pubco SEC Documents.

(j)
Due Diligence Generally.  Priveco and the Selling Shareholders will be reasonably satisfied with their due diligence investigation of Pubco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1 Notification of Financial Liabilities.  Priveco will immediately notify Pubco in accordance with Section 10.6 hereof, if Priveco receives any advice or notification from its independent certified public accountants that Priveco has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of Priveco, any properties, assets, Liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive the Closing and continue in full force and effect.

6.2 Access and Investigation.  Between the date of this Agreement and the Closing Date, Priveco, on the one hand, and Pubco, on the other hand, will, and will cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)
furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)	furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party.  Each party will instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

6.3 Confidentiality.  All information regarding the business of Priveco including, without limitation, financial information that Priveco provides to Pubco during Pubco’s due diligence investigation of Priveco will be kept in strict confidence by Pubco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Pubco or disclosed to any third party (other than Pubco’s professional accounting and legal advisors) without the prior written consent of Priveco.  If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Priveco, Pubco will immediately return to Priveco (or as directed by Priveco) any information received regarding Priveco’s business.  Likewise, all information regarding the business of Pubco including, without limitation, financial information that Pubco provides to Priveco during its due diligence investigation of Pubco will be kept in strict confidence by Priveco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Priveco or disclosed to any third party (other than Priveco’s professional accounting and legal advisors) without Pubco’s prior written consent.  If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Pubco, Priveco will immediately return to Pubco (or as directed by Pubco) any information received regarding Pubco’s business.

6.4 Notification.  Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change.  During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.5 Exclusivity.  Until such time, if any, as this Agreement is terminated pursuant to section 8.1, Priveco and Pubco will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) or any of the capital stock of Priveco or Pubco, as applicable, or any merger, consolidation, business combination or similar transaction other than as contemplated by this Agreement.

6.6 Conduct of Priveco and Pubco Business Prior to Closing.  From the date of this Agreement to the Closing Date, and except to the extent that Pubco otherwise consents in writing, Priveco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.  Likewise, from the date of this Agreement to the Closing Date, and except to the extent that Priveco otherwise consents in writing, Pubco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.7 Certain Acts Prohibited – Priveco.  Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, Priveco will not, without the prior written consent of Pubco:

(a)	amend its Articles of Incorporation, Bylaws or other constating documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Priveco except in the ordinary course of business;

(c)	dispose of or contract to dispose of any Priveco property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)
issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of Priveco Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)	not:

(i)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Priveco Common Stock, or

(ii)	split, combine or reclassify any Priveco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Priveco Common Stock; or

(f)
not materially increase the benefits or compensation expenses of Priveco, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

6.8 Certain Acts Prohibited - Pubco.  Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Pubco will not, without the prior written consent of Priveco:

(a)	incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of Pubco except in the ordinary course of business consistent with past practice;

(b)	dispose of or contract to dispose of any Pubco property or assets except in the ordinary course of business consistent with past practice;

(c)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Pubco Common Stock; or

(d)
materially increase the benefits or compensation expenses of Pubco, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

6.9 Public Announcements.  Pubco and Priveco each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

6.10 Employment Agreements.  Between the date of this Agreement and the Closing Date, Priveco will have made necessary arrangements to employ all of the hourly and salaried employees of Priveco reasonably necessary to operate such business substantially as presently operated.

7.	CLOSING

7.1 Closing. The Closing shall take place on the Closing Date at the offices of counsel for Pubco or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Priveco and Pubco, provided such undertakings are satisfactory to each party’s respective legal counsel.

7.2 Closing Deliveries of Priveco and the Selling Shareholders.  At Closing, Priveco and the Selling Shareholders will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Pubco:

(a)	A fully executed and completed copy of this Agreement;

(b)	copies of all resolutions and/or consent actions adopted by or on behalf of the Board of Directors of Priveco evidencing approval of this Agreement and the Transaction;

(c)	share certificates representing the Priveco Shares as required by Section 2.3 of this Agreement;

(d)	all certificates and other documents required by Section 2.3 of this Agreement; and

(e)	the Priveco Documents, the Priveco Financial Statements and any other necessary documents, each duly executed by Priveco, as required to give effect to the Transaction.

7.3 Closing Deliveries of Pubco.  At Closing, Pubco will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Priveco:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the Board of Directors of Pubco evidencing approval of this Agreement and the Transaction;

(b)	all certificates and other documents required by Section 5.2 of this Agreement; and

(c)	the Pubco Documents and any other necessary documents, each duly executed by Pubco, as required to give effect to the Transaction.

8.	TERMINATION

8.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of Pubco, Priveco and the Selling Shareholders;

(b)
Pubco, if there has been a material breach by Priveco or the Selling Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Priveco or the Selling Shareholders that is not cured, to the reasonable satisfaction of Pubco, within ten business days after notice of such breach is given by Pubco (except that no cure period will be provided for a breach by Priveco or the Selling Shareholders that by its nature cannot be cured);

(c)
Priveco, if there has been a material breach by Pubco of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Pubco that is not cured by the breaching party, to the reasonable satisfaction of Priveco, within ten business days after notice of such breach is given by Priveco (except that no cure period will be provided for a breach by Pubco that by its nature cannot be cured);

(d)
Pubco or Priveco, if the Transaction contemplated by this Agreement has not been consummated prior to 30 days after the delivery of the Priveco Financial Statements, unless the parties hereto agree to extend such date in writing; or

(e)
Pubco or Priveco if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transaction contemplated by this Agreement has become final and non-appealable.

8.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

9.	INDEMNIFICATION, REMEDIES, SURVIVAL

9.1 Certain Definitions.  For the purposes of this Article 9 the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Pubco or Priveco including damages for lost profits or lost business opportunities.

9.2 Agreement of Priveco to Indemnify. Priveco will indemnify, defend, and hold harmless, to the full extent of the law, Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)
the breach by Priveco of any representation or warranty of Priveco contained in or made pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)
the breach or partial breach by Priveco of any covenant or agreement of Priveco made in or pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement.

9.3 Agreement of the Selling Shareholders to Indemnify.  The Selling Shareholders will indemnify, defend, and hold harmless, to the full extent of the law, Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	any breach by the Selling Shareholders of Section 2.2 of this Agreement; or

(b)
any misstatement, misrepresentation or breach of the representations and warranties made by the Selling Shareholders contained in or made pursuant to the Certificate of Non-U.S. Shareholder executed by the Selling Shareholders as part of the share exchange procedure detailed in Section 2.3 of this Agreement.

9.4 Agreement of Pubco to Indemnify.  Pubco will indemnify, defend, and hold harmless, to the full extent of the law, Priveco and the Selling Shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Priveco and the Selling Shareholders by reason of, resulting from, based upon or arising out of:

(a)
the breach by Pubco of any representation or warranty of Pubco contained in or made pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)
the breach or partial breach by Pubco of any covenant or agreement of Pubco made in or pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement.

10.	MISCELLANEOUS PROVISIONS

10.1 Effectiveness of Representations; Survival.  Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representations, warranties and agreements will be effective regardless of any investigation that any party has undertaken or failed to undertake.  Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one year after the Closing Date.

10.2 Further Assurances.  Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

10.3 Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.4 Expenses.  Pubco will bear all costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives and accountants; provided that Pubco, Priveco and the Selling Shareholders will bear their respective legal costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby.

10.5 Entire Agreement.  This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto.  Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.6 Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if sent by email, personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses provided on the first page of this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	In the case of email, on the day after the email has been sent;

(b)	in the case of personal delivery, on the date of such delivery;

(c)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(d)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(e)	in the case of mailing, on the fifth business day following mailing.

10.7 Headings.  The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.8 Benefits.  This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

10.9 Assignment.  This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.10 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the state of Nevada applicable to contracts made and to be performed therein.

10.11 Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.12 Gender.  All references to any party will be read with such changes in number and gender as the context or reference requires.

10.13 Business Days.  If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the State of Nevada, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.

10.14 Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.15 Fax Execution.  This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

10.16 Schedules.  The schedules are attached to this Agreement and are incorporated herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

CHINA ALUMINUM FOIL, INC.

Per:          /s/ Congfu Li
Authorized Signatory
Name: Congfu Li
Title:   President

LUCKY EXPRESS (CHINA) LTD.

Per:          /s/ Congfu Li
Authorized Signatory
Name: Congfu Li
Title:   President

/s/ Congful Li Congfu Li
/s/ Junlin Zhang Junlin Zhang
/s/ Chunlei Sheng Chunlei Sheng
/s/ Dejun Shang Dejun Shang
/s/ Yan Xu Yan Xu
/s/ Guobin Wang Guobin Wang
/s/ Jinqiao Zheng Jinqiao Zheng
/s/ Kunlun Wang Kunlun Wang
/s/ Weihong Zang Weihong Zang
/s/ Qianyong Han Qianyong Han
/s/ Hongbin Wang Hongbin Wang
/s/ Wei Song Wei Song
/s/ Yibo Zhang Yibo Zhang
/s/ Zongchao Zhao Zongchao Zhao
/s/ Jianwei Dong Jianwei Dong

/s/ Jinlian Deng Jinlian Deng
/s/ Gaoxiang Wang Gaoxiang Wang
/s/ Rudong Yan Rudong Yan
/s/ Changzheng Zhao Changzheng Zhao
/s/ Haijun Ren Haijun Ren
/s/ Quanqi Jin Quanqi Jin
/s/ Zhongqiang Ren Zhongqiang Ren
/s/ Yu Shi Yu Shi
/s/ Dongwei Zhang Dongwei Zhang
/s/ Baozhu Yang Baozhu Yang
/s/ Renhe Liu Renhe Liu
/s/ Baomin Yang Baomin Yang
/s/ Chunshan Zhao Chunshan Zhao

/s/ Bo Lian Bo Lian
/s/ Shanhe Zhang Shanhe Zhang
/s/ Wei Gu Wei Gu
/s/ Yanbo Wang Yanbo Wang
/s/ Baoying Wang Baoying Wang
/s/ Yu Cui Yu Cui
/s/ Chuanhong Xie Chuanhong Xie

SCHEDULE 1
TO THE SHARE EXCHANGE AGREEMENT
AMONG CHINA ALUMINUM FOIL, INC., LUCKY EXPRESS (CHINA) LTD., AND THE SELLING SHAREHOLDERS

Name	Number of Priveco Shares	Number of Pubco Shares	ID Number	Address
Congfu Li	313669	3136690	41010219590803003X	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Junlin Zhang	169227	1692270	410728196507217531	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Chunlei Sheng	157113	1571130	310112196403311518	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Dejun Shang	32971	329710	410102195501222013	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Yan Xu	32971	329710	410107195811200516	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Guobin Wang	32424	324240	362101690516063	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Jinqiao Zheng	29452	294520	410105196403291035	D1804 Ocean International Center, Chaoyang District, Beijing, People's Republic of China,100025
Kunlun Wang	11623	116230	230104196810100945	D1804 Ocean International Center, Chaoyang District, Beijing, People's Republic of China,100025
Weihong Zang	7425	74250	410103196910011912	2Unit 2F,No.12Building Kangfuqian St.Erqi Dist.Zhengzhou.450062
Qianyong Han	25411	254110	410305196312143011	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Hongbin Wang	25411	254110	410321196905037812	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Wei Song	25411	254110	410105196907112774	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Yibo Zhang	8015	80150	410102197307030017	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Zongchao Zhao	6831	68310	410331197306287833	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Jianwei Dong	7286	72860	410102196010030011	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Jinlian Deng	7377	73770	410523196808250084	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Gaoxiang Wang	5556	55560	430304197602052056	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Rudong Yan	3916	39160	320311196511110437	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051

Changzheng Zhao	4008	40080	410102197604150015	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Haijun Ren	4463	44630	410102570817003	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Quanqi Jin	6649	66490	410102196412040036	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Zhongqiang Ren	4190	41900	410105196408123313	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Yu Shi	1000	10000	230403198202030524	27F,Building A, No.66, Zhong Guan Cun East Road,Haidian District, Beijing, People's Republic of China,100190
Dongwei Zhang	4372	43720	410102196307040050	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450051
Baozhu Yang	4554	45540	410104196510223517	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450052
Renhe Liu	4281	42810	410103196811263719	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450053
Baomin Yang	4099	40990	410102195709030539	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450054
Chunshan Zhao	5374	53740	410102196710100113	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450055
Bo Lian	5829	58290	410102196301052536	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450056
Shanhe Zhang	4099	40990	410102196604241019	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450057
Wei Gu	7195	71950	410103197110061377	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450058
Yanbo Wang	4008	40080	410104196103101512	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450059
Baoying Wang	8470	84700	410102195502260011	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450060
Yu Cui	12660	126600	410102196307167000	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450061
Chuanhong Xie	12660	126600	410102196911120030	Building 35, NO. 1 Cuizhu Road, Hi- Tech Exploit Area, Zhengzhou City, Henan, People's Republic of China, 450062
Total	1,000,000	10,000,000

SCHEDULE 2
TO THE SHARE EXCHANGE AGREEMENT
AMONG CHINA ALUMINUM FOIL, INC., LUCKY EXPRESS (CHINA) LTD., AND THE SELLING SHAREHOLDERS

CERTIFICATE OF NON-U.S. SHAREHOLDER

In connection with the issuance of common stock (the “Pubco Shares”) of CHINA ALUMINUM FOIL, INC., a Nevada corporation (“Pubco”), to the undersigned, pursuant to that certain Share Exchange Agreement dated November  ____, 2010 (the “Agreement”), among Pubco, LUCKY EXPRESS (CHINA) LTD., a Hong Kong corporation (“Priveco”), and the shareholders of Priveco as set out in the Agreement, the undersigned hereby agrees, acknowledges, represents and warrants that:

1.           The undersigned is not a “U.S. Person” as such term is defined by Rule 902 of Regulation S under the United States Securities Act of 1933, as amended (“U.S. Securities Act”) (the definition of which includes, but is not limited to, an individual resident in the U.S. and an estate or trust of which any executor or administrator or trust, respectively is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the U.S.);

2.           None of the Pubco Shares have been or will be registered under the U.S. Securities Act, or under any state securities or “blue sky” laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S under the U.S. Securities Act (“Regulation S”) or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and foreign securities laws;

3.           The undersigned understands and agrees that offers and sales of any of the Pubco Shares prior to the expiration of a period of one year after the date of original issuance of the Pubco Shares (the one year period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the U.S. Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the U.S. Securities Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws;

4.           The undersigned understands and agrees not to engage in any hedging transactions involving any of the Pubco Shares unless such transactions are in compliance with the provisions of the U.S. Securities Act and in each case only in accordance with applicable state and provincial securities laws;

5.           The undersigned is acquiring the Pubco Shares for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Pubco Shares in the United States or to U.S. Persons;

6.           The undersigned has not acquired the Pubco Shares as a result of, and will not itself engage in, any directed selling efforts (as defined in Regulation S) in the United States in respect of the Pubco Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Pubco Shares; provided, however, that the Selling Shareholders may sell or otherwise dispose of the Pubco Shares pursuant to registration thereof under the U.S. Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements;

7.           The statutory and regulatory basis for the exemption claimed for the sale of the Pubco Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act or any applicable state and provincial securities laws;

8.           Pubco has not undertaken, and will have no obligation, to register any of the Pubco Shares under the U.S. Securities Act;

9.           Pubco is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of the Selling Shareholder contained in the Agreement and this Certificate, and the Selling Shareholder will hold harmless Pubco from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by the Selling Shareholder not being true and correct;

10.           The undersigned has been advised to consult its own respective legal, tax and other advisors with respect to the merits and risks of an investment in the Pubco Shares and, with respect to applicable resale restrictions, is solely responsible (and Pubco is not in any way responsible) for compliance with applicable resale restrictions;

11.           The undersigned and the undersigned’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from Pubco in connection with the acquisition of the Pubco Shares under the Agreement, and to obtain additional information, to the extent possessed or obtainable by Pubco without unreasonable effort or expense;

12.           The books and records of Pubco were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the undersigned during reasonable business hours at its principal place of business and that all documents, records and books in connection with the acquisition of the Pubco Shares under the Agreement have been made available for inspection by the undersigned, the undersigned’s attorney and/or advisor(s);

13.           The undersigned:

(a)
is knowledgeable of, or has been independently advised as to, the applicable securities laws of the securities regulators having application in the jurisdiction in which the undersigned is resident (the “International Jurisdiction”) which would apply to the acquisition of the Pubco Shares;

(b)
the undersigned is acquiring the Pubco Shares pursuant to exemptions from prospectus or equivalent requirements under applicable securities laws or, if such is not applicable, the undersigned is permitted to acquire the Pubco Shares under the applicable securities laws of the securities regulators in the International Jurisdiction without the need to rely on any exemptions;

(c)
the applicable securities laws of the authorities in the International Jurisdiction do not require Pubco to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of the Pubco Shares; and

(d)	the acquisition of the Pubco Shares by the undersigned does not trigger:

(i)	any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction; or

(ii)	any continuous disclosure reporting obligation of Pubco in the International Jurisdiction; and

the undersigned will, if requested by Pubco, deliver to Pubco a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in Sections 13(c) and 13(d) above to the satisfaction of Pubco, acting reasonably;

14.           The undersigned (i) is able to fend for itself in connection with the acquisition of the Pubco Shares; (ii) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the Pubco Shares; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

15.           The undersigned is not aware of any advertisement of any of the Pubco Shares and is not acquiring the Pubco Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

16.           No person has made to the undersigned any written or oral representations:

(a)	that any person will resell or repurchase any of the Pubco Shares;

(b)	that any person will refund the purchase price of any of the Pubco Shares;

(c)	as to the future price or value of any of the Pubco Shares; or

(d)
that any of the Pubco Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Pubco Shares on any stock exchange or automated dealer quotation system, except that currently certain market makers make a market in the common shares of Pubco on the OTC Bulletin Board;

17.           The undersigned is outside the United States when receiving and executing this Agreement and is acquiring the Pubco Shares as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Pubco Shares;

18.           Neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Pubco Shares;

19.           The Pubco Shares are not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States;

20.           The undersigned acknowledges and agrees that Pubco shall refuse to register any transfer of Pubco Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration under the U.S. Securities Act;

21.           The undersigned understands and agrees that the Pubco Shares will bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

22.           The address of the undersigned included herein is the sole address of the undersigned as of the date of this Certificate.

IN WITNESS WHEREOF, I have executed this Certificate of Non-U.S. Shareholder.

Signature	Date: , 2010

Print Name

Title (if applicable)

SCHEDULE 3
TO THE SHARE EXCHANGE AGREEMENT
AMONG CHINA ALUMINUM FOIL, INC., LUCKY EXPRESS (CHINA) LTD., AND THE SELLING SHAREHOLDERS

DIRECTORS AND OFFICERS OF PRIVECO

Directors:

Officers:

SCHEDULE 4
TO THE SHARE EXCHANGE AGREEMENT
AMONG CHINA ALUMINUM FOIL, INC., LUCKY EXPRESS (CHINA) LTD., AND THE SELLING SHAREHOLDERS

DIRECTORS AND OFFICERS OF PUBCO

Directors:
Congfu Li

Officers:
Name	Office
Congfu Li	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer.

SCHEDULE 5
TO THE SHARE EXCHANGE AGREEMENT
AMONG CHINA ALUMINUM FOIL, INC., LUCKY EXPRESS (CHINA) LTD., AND THE SELLING SHAREHOLDERS